Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carlisle Companies Incorporated:

We consent to the incorporation by reference into the previously filed Registration Statements on Form S-8 (Nos. 33-28052, 33-56737, 333-52411, 333-49742, 33-66932, and 333-99261) and on Form S-3 (Nos. 33-56735, 333-16785, 333-71028, and 333-88998) of Carlisle Companies Incorporated of our report dated March 8, 2005, except for Note 1 “Reclassifications”, which is as of February 28, 2007, with respect to the consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows of Carlisle Companies Incorporated for the year-ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Carlisle Companies Incorporated.

KPMG LLP

Charlotte, North Carolina

March 1, 2007